As filed with the Securities and Exchange Commission on December 23, 1999

                                               Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                    ----------------------------------

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                         CAVION TECHNOLOGIES, INC.
            (Exact name of issuer as specified in its charter)

                Colorado                                     84-1472763
                --------                                     ----------
        (State of incorporation)                      (I.R.S. Employer ID No.)

 7475 Dakin St., #607, Denver, Colorado                        80221
 --------------------------------------                        -----
(Address of Principal Executive Offices)                     (Zip Code)

                         CAVION TECHNOLOGIES, INC.
                         -------------------------
                           EQUITY INCENTIVE PLAN
                           ---------------------
                         (Full title of the Plan)

                              David J. Selina
                         Cavion Technologies, Inc.
                           7475 Dakin St., #607
                             Denver, CO 80221
                             ----------------
                  (Name and address of agent for service)

                              (303) 657-8212
                              --------------
       (Telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

                                  Proposed      Proposed
   Title of                       maximum       maximum        Amount
  securities          Amount      offering     aggregate         of
    to be             to be        price        offering    registration
  registered        registered   per share       price          fee
-------------------------------------------------------------------------
 Common Stock
    $.0001
 Par Value(1)        750,000       $5.75       $4,312,500    $1,198.88

(1) The price is set forth solely for the purposes of calculating the fee and is based on the last price reported to the National Association of Securities Dealers Automated Quotation System on December 21, 1999.



                                  PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed with the Commission are hereby incorporated by reference in this registration statement:

               (1) Our prospectus dated October 29, 1999 filed according to Rule 424(b) under the Securities Act of 1933;

               (2)  Our Form 10-QSB for the quarter ended September 30,
               1999;

               (3) All other documents filed by us under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the prospectus referred to in
               (1) above; and

               (4) The description of Cavion Technologies, Inc.'s common stock, which is contained in a registration statement on Form 8-A, File No. 0-27055, filed on August 16, 1999, in accordance with Section 12(g) of the Act, in the section entitled "Description of Registrant's Securities to be Registered".

          In addition, all documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Act prior to our filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such document.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not Applicable.

ITEM 5.   INDEMNIFICATION OF NAMED EXPERTS AND COUNSEL.

          Not Applicable.

ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          The Colorado Business Corporation Act provides a corporation the power to indemnify and pay the litigation expenses of any officer, director or agent who is made a party to any proceeding. Our articles of incorporation also provide for indemnification of our officers and directors for liabilities arising out of their service to us to the maximum extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling of cavion.com as provided in the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and thus cannot be enforced.

          Our bylaws provide that we shall indemnify any person against all liability and expense incurred by any reason of the person being or having been a director or officer of cavion.com to the full extent and in any manner that directors may be indemnified under Colorado law, our bylaws, a resolution of the board of directors or shareholders, by contract or otherwise so long as such provision is legally permissible. At the discretion of the board of directors, we may also indemnify any employee, fiduciary or agent who is not a director or officer to the same extent as a director or officer.

          Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including if the board of directors so determines, purchasing and maintaining insurance.

          We have also entered into indemnification agreements with our officers and directors to indemnify them and to advance expenses to the fullest extent permitted by law either in connection with the investigation, defense, adjudication, settlement or appeal of a proceeding or in connection with establishing or enforcing a right to indemnification or advancement of expenses. In addition, the agreement provides that no claim or cause of action may be asserted by us against such director or officer after two years from the date of the alleged act or omission, provided that if in fact the person has fraudulently concealed the facts, then no claim or cause of action may be asserted after two years from the earlier of the date we discover the facts or the date we should have discovered such facts by the exercise of reasonable diligence. The term of the agreement and our obligations apply while the person is our agent and continues so long as the person is subject to any claim by reason of the fact that he or she served as our agent.

     We carry directors and officers' liability insurance under which our directors and officers are insured against loss arising from claims brought against them for their wrongful acts in such capacities.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.

ITEM 8.   EXHIBITS.

          4    Equity Incentive Plan dated March 19, 1999 (incorporated by reference from Exhibit 10.18 of the Company's Registration Statement on Form SB-2, SEC No. 333-80421)

          5    Opinion of Gorsuch Kirgis LLP

          23.1 Consent of Arthur Andersen LLP

          23.2 Consent of Gorsuch Kirgis LLP (contained in its opinion at
          Exhibit 5)

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

               a. to include any prospectus required by Section 10(a)(3) of the Act;

               b. to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               c. to include any additional or changed material information on the plan of distribution.

          (2) That, for the purpose of determining liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered in the registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

          (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant according to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and so it cannot be enforced. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 22nd day of December, 1999.

                                        CAVION TECHNOLOGIES, INC.


                                        By:/s/David J. Selina
                                           David J. Selina, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/David J. Selina                      Date: December 22, 1999
David J. Selina,
Director, President, Chief Executive
Officer, Principal Executive Officer
and Chief Operating Officer


/s/Marshall E. Aster                    Date: December 22, 1999
Marshall E. Aster, Chief Financial
Officer and Principal Financial and
Accounting Officer


/s/Andrew I. Telsey                     Date: December 22, 1999
Andrew I. Telsey, Director


/s/Stephen B. Friedman                  Date: December 22, 1999
Stephen B. Friedman, Director


/s/Jeffrey W. Marshall                  Date: December 22, 1999
Jeffrey W. Marshall, Director


/s/John R. Evans                        Date: December 22, 1999
John R. Evans, Director


                               EXHIBIT INDEX

4              Equity Incentive Plan dated March 19,
               1999(incorporated by reference from Exhibit 10.18 of the Company's Registration Statement on Form SB-2, SEC reference No. 333-80421)

5              Opinion of Gorsuch Kirgis LLP

23.1           Consent of Arthur Andersen LLP

23.2 Consent of Gorsuch Kirgis LLP (contained in its opinion at Exhibit 5)